Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
March 6, 2009
To the Participants, Benefit Plan Administration Committee, Savings & Investment Plan Committee, and Investment Committee
DTE Energy Company Savings and Stock Ownership Plan, MichCon Investment and Stock Ownership Plan, Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, and Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America
Detroit, Michigan
We consent to the incorporation by reference in this Registration Statement of DTE Energy Company on Form S-8, of our reports dated June 26, 2008, appearing in the Annual Report on Form 11-K as of December 31, 2007 and 2006, and for the year ended December 31, 2007, for each of the following plans:
1.	DTE Energy Company Savings and Stock Ownership Plan

2.	MichCon Investment and Stock Ownership Plan

3.	Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers

4.	Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America
/s/ George Johnson & Company
CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan